Oramed Pharmaceuticals Launches GLP1-Analog Program, Based on its Proprietary Drug Delivery Platform

ORMD 0901 is being developed as an oral dosage form of a GLP1-analog aimed at improving glycemic control in adults with type 2 diabetes

JERUSALEM, Israel - September 16, 2008 - Oramed Pharmaceuticals, Inc. (OTCBB: ORMP.OB), a developer of oral drug delivery systems, announced today that it has launched pre-clinical trials of ORMD 0901, a GLP1-analog. ORMD 0901 belongs to the Incretin family of drugs which helps to manage diabetes, including reduction in blood glucose levels and inhibiting glucagon secretion.

Incretins have been cited in causing regeneration of pancreatic insulin secreting cells, and in tissue protective properties including protection of the heart. GLP1 and analogs are associated with gradual weight loss, which is very desirable in diabetes patients.

“The launch of pre-clinical trials of ORMD 0901 and expansion of Oramed’s platform marks the next strategic milestone for our company as we demonstrate the effectiveness of our oral delivery technology in yet another important family of polypeptide drugs for diabetes, that are until now only available in injection form,” said Oramed CEO Nadav Kidron.

We plan to conduct the ORMD 0901 trials at Hadassah University Medical Center and they are expected to conclude by the end of 2008.

Oramed plans to launch phase 2b trials of ORMD 0801, its oral insulin capsule, in India in the first quarter of 2009.

About Oramed Pharmaceuticals
Oramed Pharmaceuticals is a technology pioneer in the field of oral delivery solutions for drugs presently delivered via injection. Oramed is seeking to revolutionize the treatment of diabetes through its patented flagship product, an orally ingestible insulin capsule currently in phase 2 clinical trials. Established in 2006, Oramed’s technology is based on over 25 years of research by top research scientists at Jerusalem’s Hadassah Medical Center. The Company’s corporate and R&D headquarters are based in Jerusalem.
For more information, please visit www.oramed.com

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Company and Investor Relation Contacts:
Oramed Pharmaceuticals
Eric Rosenberg
Cell: + 972-54-566-7713
Office: + 972-2-566-0001
Email: eric@oramed.com

Media Contacts:
Ruder Finn Israel for Oramed
Matthew Krieger
Cell: + 972-54-467-6950
Office: + 972-2-589-2003
Email: matthew@oramed.com